Artisan Partners Asset Management Inc. Reports 1Q20 Results
Milwaukee, WI - April 28, 2020 - Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the three months ended March 31, 2020, and declared a quarterly dividend.
Chairman and CEO, Eric Colson, said, "For 25 years, Artisan Partners has focused on investments, people and trust. We have consciously designed our firm to be stable, predictable and transparent—for our associates, our clients and our shareholders—especially in periods of fear and uncertainty.
"Today, with nearly all of our associates working from home, we are operating well. Our investment teams are taking advantage of market dislocation and volatility. Our traders are executing an increased volume of transactions. Our distribution and marketing professionals are communicating with clients and prospects using an array of technologies. And our operations teams continue to provide high quality, tailored support.
"Communication is critical. We are over-communicating—internally with and among our associates, our executive team and our board of directors—and externally with clients, prospects, consultants and shareholders. At the end of March, we launched our blog, Artisan Canvas, in order to reach broad audiences in real time.
"We are benefiting from the flexible and highly mobile operating environment we have built over 25 years. We are also benefiting from our financial model, which is designed to absorb stress and generate predictable outcomes. Our variable expense structure, conservative balance sheet and ample liquidity allow us to remain focused on people and investments. No one should be surprised by the effect a significant market drawdown has on our financial outcomes. We are transparent and predictable.
"While our operating and financial model provide stability in this time of crisis, most important of all is our proven ability to generate high value-added, long-term investment results across our business. That ability is translating into significant interest in our strategies from existing and new clients looking to put money to work. As part of those conversations, it has been important to provide up-to-date information about the health of our business, which has prompted us to provide more granular information to all of our constituents. As of April 24, 2020, our AUM was approximately $102.8 billion; we have raised approximately $1.3 billion in net client cash flows across the firm since the beginning of the year; and we have positive year-to-date flows in 13 of our 18 investment strategies.
"As things settle down, we should be well positioned to continue adding investment degrees of freedom and thoughtfully growing our firm. Each of our existing investment teams has investment capacity, and there is a healthy supply of external investment talent looking for a home. The way we have responded to recent events should only increase the attractiveness of Artisan Partners to great investment talent.
"We also believe that recent market events will drive further demand for highly differentiated, idiosyncratic, judgment-driven investment ideas and strategies. Over the last 25 years, we have built our firm to partner with great investment talent to deliver precisely those kinds of investments."

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$95.2	$121.0	$107.8
Average	113.8	115.8	104.9

Consolidated Financial Results (GAAP)
Revenues	$202.8	$208.4	$187.0
Operating income	71.0	79.4	57.7
Operating margin	35.0%	38.1%	30.9%
Net income attributable to Artisan Partners Asset Management Inc.	$34.8	$44.5	$31.5
Basic and diluted earnings per share	0.53	0.76	0.47

Adjusted[1] Financial Results
Adjusted EBITDA[2]	$72.8	$81.5	$60.2
Adjusted net income	51.7	58.5	42.3
Adjusted net income per adjusted share	0.66	0.75	0.55

______________________________________
1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

March 2020 Quarter Compared to December 2019 Quarter
AUM declined to $95.2 billion at March 31, 2020, a decrease of $25.8 billion, or 21%, compared to $121.0 billion at December 31, 2019, as a result of $25.3 billion of market depreciation and $0.5 billion in net client cash outflows. For the quarter, average AUM decreased 2% to $113.8 billion from $115.8 billion in the December 2019 quarter. During the quarter, AUM levels fell from $125.4 billion on February 19, 2020 to $95.2 billion on March 31, 2020, as a result of the sharp global equity market declines as a result of the COVID-19 pandemic. Revenues in the second quarter and beyond are expected to be impacted by lower levels of AUM as a result of the ongoing pandemic.
Revenues of $202.8 million in the March 2020 quarter decreased $5.6 million, or 3%, from $208.4 million in the December 2019 quarter, primarily due to lower average AUM and one less calendar day, partially offset by a $2.9 million increase in performance fees.
Operating expenses of $131.8 million in the March 2020 quarter increased $2.8 million, or 2%, from $129.0 million in the December 2019 quarter, primarily as a result of higher seasonal expenses, which include employer funded retirement and health care contributions, payroll taxes, and non-employee director compensation. These increases were partially offset by a decrease in travel and entertainment expenses due to the global travel restrictions and stay in place orders resulting from the COVID-19 pandemic. We expect travel spend will be down in the June 2020 quarter as well. Incentive compensation expense decreased at a slightly lower rate than the decrease in overall revenue due to bonuses paid on performance fees earned in the March 2020 quarter.
Operating margin decreased to 35.0% in the March 2020 quarter from 38.1% in the December 2019 quarter.
Investment losses on seed investments were $8.1 million in the March 2020 quarter, compared to investment gains on seed investments of $4.1 million in the December 2019 quarter. These investment gains and losses are net of income attributable to third party shareholders in consolidated investment products.
GAAP net income was $34.8 million, or $0.53 per basic and diluted share, in the March 2020 quarter, compared to GAAP net income of $44.5 million, or $0.76 per basic and diluted share in the December 2019 quarter. Adjusted net income was $51.7 million, or $0.66 per adjusted share, in the March 2020 quarter, compared to adjusted net income of $58.5 million, or $0.75 per adjusted share, in the December 2019 quarter.

March 2020 Quarter Compared to March 2019 Quarter
AUM at March 31, 2020, was $95.2 billion, down from $107.8 billion at March 31, 2019. The change in AUM over the one-year period was due to $10.0 billion of market depreciation and $2.6 billion of net client cash outflows. Average AUM for the March 2020 quarter was $113.8 billion, 8% higher than average AUM for the March 2019 quarter.
Revenues of $202.8 million in the March 2020 quarter increased $15.8 million, or 8%, from $187.0 million in the March 2019 quarter primarily due to higher average AUM.
Operating expenses of $131.8 million in the March 2020 quarter increased $2.5 million, or 2%, from $129.3 million in the March 2019 quarter, primarily as a result of higher incentive compensation expense, partially offset by lower equity-based compensation expense and an occupancy charge taken during the March 2019 quarter related to exiting an office space.
Operating margin was 35.0% for the March 2020 quarter compared to 30.9% for the March 2019 quarter.
Investment losses on seed investments were $8.1 million in the March 2020 quarter, compared to investment gains on seed investments of $2.9 million in the March 2019 quarter.
GAAP net income was $34.8 million, or $0.53 per basic and diluted share, in the March 2020 quarter, compared to GAAP net income of $31.5 million, or $0.47 per basic and diluted share, in the March 2019 quarter. Adjusted net income was $51.7 million, or $0.66 per adjusted share, in the March 2020 quarter, compared to adjusted net income of $42.3 million, or $0.55 per adjusted share, in the March 2019 quarter.
Capital Management & Balance Sheet
Cash and cash equivalents were $170.7 million at March 31, 2020, compared to $134.6 million at December 31, 2019. The Company paid a variable quarterly dividend of $0.68 per share of Class A common stock and a special dividend of $0.60 per share of Class A common stock during the March 2020 quarter. The Company had total borrowings of $200.0 million at March 31, 2020, and December 31, 2019.

On February 24, 2020, the Company completed an offering of 1,802,326 shares of Class A common stock and utilized all of the proceeds to purchase 1,802,326 common units of Artisan Partners Holdings. In addition, during the March 2020 quarter, limited partners of Artisan Partners Holdings exchanged 1,626,611 common units for 1,626,611 Class A common shares. The offering and exchanges increased the Company’s public float of Class A common stock by 3,428,937 shares, or 6.0%.
Total stockholders’ equity was $110.7 million at March 31, 2020, compared to $138.5 million at December 31, 2019. The Company had 60.6 million Class A common shares outstanding at March 31, 2020. The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.6X at March 31, 2020.
Dividend
The Company’s board of directors declared a variable quarterly dividend of $0.61 per share of Class A common stock with respect to the March 2020 quarter. The dividend will be paid on May 29, 2020, to shareholders of record as of the close of business on May 15, 2020. Based on our projections and subject to change, we expect some portion of the 2020 dividend payments to constitute a return of capital for tax purposes.
The variable quarterly dividend of $0.61 per share represents approximately 80% of the cash generated in the March 2020 quarter. Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter. After the end of the year, our board will consider payment of a special dividend.
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Conference Call
The Company will host a conference call on April 29th, 2020 at 11:00 a.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chairman and Chief Executive Officer, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10141140. A replay of the call will be available until May 6, 2020 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 10141140. An audio replay will also be available on the Company’s website.

Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other damage to our reputation and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 18, 2020, as such factors may be updated from time to time. Our periodic and current reports are accessible on the SEC's website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a Composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the Composite. Fees may be higher for certain pooled vehicles, and the Composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Composite data shown for the Artisan High Income strategy is represented by a single account.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$122.8	$126.6	$114.3
Separate accounts	77.1	81.8	72.6
Performance fees	2.9	—	0.1
Total revenues	202.8	208.4	187.0

Operating expenses
Compensation and benefits	104.7	99.9	99.3
Distribution, servicing and marketing	5.5	6.0	5.4
Occupancy	5.2	5.2	7.6
Communication and technology	9.2	10.0	9.4
General and administrative	7.2	7.9	7.6
Total operating expenses	131.8	129.0	129.3
Operating income	71.0	79.4	57.7
Interest expense	(2.7)	(2.8)	(2.8)
Net investment gain (loss) of consolidated investment products	(12.9)	5.0	2.3
Other net investment gain (loss)	(2.3)	2.1	2.0
Total non-operating income (expense)	(17.9)	4.3	1.5
Income before income taxes	53.1	83.7	59.2
Provision for income taxes	9.5	14.2	9.4
Net income before noncontrolling interests	43.6	69.5	49.8
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	16.1	22.5	17.3
Less: Net income attributable to noncontrolling interests - consolidated investment products	(7.3)	2.5	1.0
Net income attributable to Artisan Partners Asset Management Inc.	$34.8	$44.5	$31.5

Basic and diluted earnings per share - Class A common shares	$0.53	$0.76	$0.47

Average shares outstanding
Class A common shares	53.3	51.7	50.1
Unvested restricted share-based awards	5.1	5.0	4.9
Total average shares outstanding	58.4	56.7	55.0

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$34.8	$44.5	$31.5
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	16.1	22.5	17.3
Add back: Provision for income taxes	9.5	14.2	9.4
Add back: Net investment (gain) loss of investment products attributable to APAM	8.1	(4.1)	(2.9)
Less: Adjusted provision for income taxes	16.8	18.6	13.0
Adjusted net income (Non-GAAP)	$51.7	$58.5	$42.3

Average shares outstanding
Class A common shares	53.3	51.7	50.1
Assumed vesting or exchange of:
Unvested restricted share-based awards	5.1	5.0	4.9
Artisan Partners Holdings LP units outstanding (non-controlling interest)	20.1	21.4	22.6
Adjusted shares	78.5	78.1	77.6

Basic and diluted earnings per share (GAAP)	$0.53	$0.76	$0.47
Adjusted net income per adjusted share (Non-GAAP)	$0.66	$0.75	$0.55

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$34.8	$44.5	$31.5
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	16.1	22.5	17.3
Add back: Net investment (gain) loss of investment products attributable to APAM	8.1	(4.1)	(2.9)
Add back: Interest expense	2.7	2.8	2.8
Add back: Provision for income taxes	9.5	14.2	9.4
Add back: Depreciation and amortization	1.6	1.6	2.1
Adjusted EBITDA (Non-GAAP)	$72.8	$81.5	$60.2

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any) and (2) net investment gain (loss) of investment products. These adjustments also remove the non-operational complexities of the Company’s structure by adding back non-controlling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide more meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any) and (2) net investment gain (loss) of investment products. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state, and local income statutory tax rates. The adjusted tax rate was 24.5% for the three months ended March 31, 2020, 24.1% for the three months ended December 31, 2019, and 23.5% for the three months ended March 31, 2019.
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s seed investments, in both consolidated investment products and unconsolidated investment products. Excluding these non-operating market gains or losses on seed investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business.

Exhibit 3
Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	March 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$170.7	$134.6
Accounts receivable	96.7	81.9
Investment securities	4.9	23.9
Deferred tax assets	467.0	435.9
Assets of consolidated investment products	97.9	117.4
Operating lease assets	84.4	87.2
Other	52.4	52.7
Total assets	$974.0	$933.6

Liabilities and equity
Accounts payable, accrued expenses, and other	$89.0	$36.1
Borrowings	199.1	199.1
Operating lease liabilities	97.8	101.2
Amounts payable under tax receivable agreements	406.2	375.3
Liabilities of consolidated investment products	34.0	40.3
Total liabilities	826.1	752.0

Redeemable noncontrolling interests	37.2	43.1
Total stockholders’ equity	110.7	138.5
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$974.0	$933.6

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	March 31,	December 31,	March 31,	December 31,	March 31,
	2020	2019	2019	2019	2019

Beginning assets under management	$121,016	$112,492	$96,224	7.6%	25.8%
Gross client cash inflows	7,079	$3,978	4,700	77.9%	50.6%
Gross client cash outflows	(7,528)	$(4,923)	(5,810)	(52.9)%	(29.6)%
Net client cash flows	(449)	(945)	(1,110)	52.5%	59.5%
Market appreciation (depreciation)	(25,343)	9,469	12,689	(367.6)%	(299.7)%
Ending assets under management	$95,224	$121,016	$107,803	(21.3)%	(11.7)%
Average assets under management	$113,802	$115,800	$104,938	(1.7)%	8.4%

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended		By Investment Team									By Vehicle
	Growth	Global Equity	US Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Thematic	Total	Artisan Funds & Artisan Global Funds	Separate Accounts [1]	Total
March 31, 2020
Beginning assets under management	$34,793	$27,860	$7,402	$22,000	$19,707	$234	$3,850	$3,374	$1,796	$121,016	$57,288	$63,728	$121,016
Gross client cash inflows	1,420	1,310	441	1,273	640	282	632	588	493	7,079	4,725	2,354	7,079
Gross client cash outflows	(2,157)	(1,346)	(686)	(1,404)	(840)	(4)	(656)	(310)	(125)	(7,528)	(5,575)	(1,953)	(7,528)
Net client cash flows	(737)	(36)	(245)	(131)	(200)	278	(24)	278	368	(449)	(850)	401	(449)
Market appreciation (depreciation)	(4,365)	(5,800)	(2,184)	(5,974)	(5,806)	(135)	(514)	(286)	(279)	(25,343)	(11,947)	(13,396)	(25,343)
Net transfers[2]	—	—	—	—	—	—	—	—	—	—	(65)	65	—
Ending assets under management	$29,691	$22,024	$4,973	$15,895	$13,701	$377	$3,312	$3,366	$1,885	$95,224	$44,426	$50,798	$95,224
Average assets under management	$33,702	$26,218	$6,337	$20,054	$17,963	$352	$3,754	$3,492	$1,930	$113,802	$53,775	$60,027	$113,802

December 31, 2019
Beginning assets under management	$32,354	$26,236	$6,979	$20,394	$18,207	$211	$3,843	$2,778	$1,490	$112,492	$53,403	$59,089	$112,492
Gross client cash inflows	929	770	246	600	604	2	299	305	223	3,978	2,888	1,090	3,978
Gross client cash outflows	(1,338)	(1,272)	(301)	(893)	(586)	(2)	(405)	(88)	(38)	(4,923)	(3,335)	(1,588)	(4,923)
Net client cash flows	(409)	(502)	(55)	(293)	18	—	(106)	217	185	(945)	(447)	(498)	(945)
Market appreciation (depreciation)	2,848	2,126	478	1,899	1,482	23	113	379	121	9,469	4,425	5,044	9,469
Net transfers[2]	—	—	—	—	—	—	—	—	—	—	(93)	93	—
Ending assets under management	$34,793	$27,860	$7,402	$22,000	$19,707	$234	$3,850	$3,374	$1,796	$121,016	$57,288	$63,728	$121,016
Average assets under management	$33,264	$26,929	$7,172	$20,988	$18,814	$222	$3,744	$3,025	$1,642	$115,800	$54,789	$61,011	$115,800

March 31, 2019
Beginning assets under management	$26,251	$22,967	$6,577	$17,681	$17,113	$179	$2,860	$1,993	$603	$96,224	$46,654	$49,570	$96,224
Gross client cash inflows	1,117	715	170	1,389	247	4	552	199	307	4,700	3,466	1,234	4,700
Gross client cash outflows	(1,485)	(1,387)	(395)	(996)	(870)	(2)	(217)	(405)	(53)	(5,810)	(4,113)	(1,697)	(5,810)
Net client cash flows	(368)	(672)	(225)	393	(623)	2	335	(206)	254	(1,110)	(647)	(463)	(1,110)
Market appreciation (depreciation)	4,949	2,432	818	1,797	1,959	20	188	441	85	12,689	5,944	6,745	12,689
Net transfers[2]	—	—	—	—	—	—	—	—	—	—	—	—	—
Ending assets under management	$30,832	$24,727	$7,170	$19,871	$18,449	$201	$3,383	$2,228	$942	$107,803	$51,951	$55,852	$107,803
Average assets under management	$29,241	$24,197	$7,179	$19,447	$18,533	$195	$3,160	$2,151	$835	$104,938	$50,594	$54,344	$104,938

______________________________________
1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.
2 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 6

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of March 31, 2020
(unaudited)

	Composite							Average Annual Value-Added [2] Since Inception (bps)
	Inception	Strategy AUM	Average Annual Total Returns (%)
Investment Team and Strategy	Date	(in $MM)	1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$16,542	2.53%	9.70%	9.84%	12.93%	9.84%	635
MSCI All Country World Index			(11.26)%	1.50%	2.85%	5.87%	3.49%
Global Discovery Strategy	9/1/2017	$764	4.22%	--	--	--	10.34%	1,144
MSCI All Country World Index			(11.26)%	--	--	--	(1.10)%
US Mid-Cap Growth Strategy	4/1/1997	$9,273	1.28%	10.66%	7.87%	12.96%	14.41%	563
Russell Midcap® Index			(18.31)%	(0.81)%	1.85%	8.76%	8.78%
Russell Midcap® Growth Index			(9.45)%	6.53%	5.60%	10.88%	8.48%
US Small-Cap Growth Strategy	4/1/1995	$3,112	(1.99)%	13.52%	11.20%	14.49%	10.55%	299
Russell 2000® Index			(23.99)%	(4.64)%	(0.25)%	6.90%	7.56%
Russell 2000® Growth Index			(18.58)%	0.10%	1.70%	8.88%	6.61%
Global Equity Team
Global Equity Strategy	4/1/2010	$1,489	(1.37)%	10.78%	7.15%	11.06%	11.06%	519
MSCI All Country World Index			(11.26)%	1.50%	2.85%	5.87%	5.87%
Non-US Growth Strategy	1/1/1996	$18,423	(6.61)%	4.16%	1.02%	6.19%	9.20%	546
MSCI EAFE Index			(14.38)%	(1.82)%	(0.62)%	2.71%	3.74%
Non-US Small-Mid Growth Strategy	1/1/2019	$2,112	(5.56)%	--	--	--	7.30%	1,691
MSCI All Country World Index Ex USA Small Mid Cap			(20.05)%	--	--	--	(9.61)%
US Value Team
Value Equity Strategy	7/1/2005	$2,355	(17.26)%	(3.00)%	1.98%	7.10%	6.05%	(156)
Russell 1000® Index			(8.03)%	4.64%	6.21%	10.38%	7.61%
Russell 1000® Value Index			(17.17)%	(2.17)%	1.90%	7.66%	5.38%
US Mid-Cap Value Strategy	4/1/1999	$2,618	(27.22)%	(7.64)%	(2.15)%	5.80%	10.21%	239
Russell Midcap® Index			(18.31)%	(0.81)%	1.85%	8.76%	7.82%
Russell Midcap® Value Index			(24.13)%	(5.96)%	(0.76)%	7.21%	7.65%
International Value Team
International Value Strategy	7/1/2002	$15,895	(16.82)%	(2.80)%	0.05%	6.40%	9.76%	513
MSCI EAFE Index			(14.38)%	(1.82)%	(0.62)%	2.71%	4.63%
Global Value Team
Global Value Strategy	7/1/2007	$13,691	(20.71)%	(3.22)%	0.90%	7.55%	5.60%	268
MSCI All Country World Index			(11.26)%	1.50%	2.85%	5.87%	2.92%
Select Equity Strategy	3/1/2020	$10	--	--	--	--	(19.19)%	(684)
S&P 500 Market Index			--	--	--	--	(12.35)%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$377	(18.90)%	(0.80)%	2.47%	0.79%	3.78%	45
MSCI Emerging Markets Index			(17.69)%	(1.62)%	(0.37)%	0.68%	3.33%
Credit Team
High Income Strategy	4/1/2014	$3,252	(6.81)%	1.66%	4.39%	--	4.65%	209
ICE BofA U.S. High Yield Master II Total Return Index			(7.45)%	0.55%	2.67%	--	2.56%
Developing World Team
Developing World Strategy	7/1/2015	$3,366	7.26%	11.31%	--	--	9.55%	1,008
MSCI Emerging Markets Index			(17.69)%	(1.62)%	--	--	(0.53)%
Thematic Team
Thematic Strategy	5/1/2017	$1,281	1.33%	--	--	--	19.19%	1,431
S&P 500 Market Index (Total Return)			(6.98)%	--	--	--	4.88%
Other Assets Under Management[3]		$664

Total Assets Under Management		$95,224
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1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including mutual funds, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 10% of our assets under management at March 31, 2020, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.

2 Value-added is the amount in basis points by which the average annual gross composite return of each of our strategies has outperformed the broad-based market index most commonly used by our clients to compare the performance of the relevant strategy. Value-added for periods less than one year is not annualized. The Artisan High Income Strategy may hold loans and other security types that may not be included in the ICE BofA U.S. High Yield Master II Total Return Index. At times, this causes material differences in relative performance. The Thematic strategy's investments in initial public offerings (IPOs) made a material contribution to performance. IPO investments may contribute significantly to a small portfolio’s return, an effect that will generally decrease as assets grow. IPO investments may be unavailable in the future.
3 Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy and by the Thematic Team in the Thematic Long/Short strategy, respectively. Strategy specific information has been omitted.